 Exhibit 16.1

Tel: 512-477-7900 Fax: 512-391-3500 www.bdo.com	515 Congress Ave, Suite 2600 Austin, TX 78701

August 7, 2017
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 1, 2017, to be filed by our former client, GlobalSCAPE, Inc. We agree with the statements made within sections 4.01(a) and 4.01(c) in response to those items insofar as they related to our firm. We are not in a position to agree or disagree with any other matters noted in the Form 8-K.

Very truly yours,

/s/ BDO USA, LLP